EXHIBIT 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Investors: Janine Warell, (773) 864-6897 Media: Matt Messinger, (773) 864-6850

FOR IMMEDIATE RELEASE
BALLY TOTAL FITNESS ANNOUNCES DIRECTOR SLATE TO INCLUDE TWO NOMINEES REFERRED BY
LARGEST SHAREHOLDER
AND CURRENT DIRECTOR LANGSHUR

Company Also Appoints Two New Board Members
CHICAGO Dec. 5, 2005 – Bally Total Fitness Corporation (NYSE: BFT), the leading operator and provider of health and fitness clubs, products and services, today announced that it intends to include two nominees for director, Charles Burdick and Barry R. Elson, who were referred to the company by Pardus Capital Management, on its slate for the January 2006 shareholder meeting. By slating two nominees recommended by its largest shareholder, the Company seeks to avoid the expense and distraction of a proxy fight.
The Company said it is also re-nominating Eric Langshur, current board member since December 2004 and Chairman of its Audit Committee, for a three-year term that will expire in 2008. Mr. Langshur’s leadership was a key factor in the completion of the Company’s recent financial filings on November 30, 2005.
Bally also announced that its board of directors has appointed Steven S. Rogers and Adam Metz to serve on the board in seats left vacant by the resignation of two Bally directors earlier this year. Mr. Rogers and Mr. Metz have been appointed to fill vacancies in Classes I and II, respectively, of Bally’s classified board of directors. These director classes are scheduled for election in late 2006 and in 2007. Mr. Rogers will serve on the Compensation Committee and Nominating and Corporate Governance Committee and Mr. Metz will serve on the Audit Committee.
“Each of these candidates was evaluated by Russell Reynolds, and all of them bring outstanding backgrounds in business, and a wealth of knowledge and experience to the Bally board. We look forward to their perspective and independent guidance in supporting Bally’s management team as we move the company forward,” said James McAnally, M.D., chairman of the Nominating Committee.

Background on Nominees and Appointments
Charles Burdick is Chief Executive Officer of Hit Entertainment, a London-based production company of children’s TV programming for distribution worldwide. From 1996 to 2004 he served as Chief Executive Officer of Telewest Communications Group Ltd. of Surrey, England and from 1996 to 2002 he was the company’s Chief Financial Officer. From 1990 to 1996, he was Vice President, Finance and Assistant Treasurer at U.S. West in Englewood, CO, and from 1987 to 1990 he was Assistant Treasurer, International for Time Warner, Inc.
Barry Elson is Acting Chief Executive Officer of Telewest Global, Inc. (NASDAQ:TLWT), the successor to Telewest Communications plc. He was Chief Operating Officer of UrbanMedia Communications Corporation in Alpharetta, GA, between 2000 and 2003, and was president of ConectIV in Wilmington, DE from 1997 to 2000. From 1983 to 1997, he was Executive Vice President at Cox Communications in Atlanta, GA.
Eric Langshur is the founder and CEO of TLContact, Inc., a privately held company that delivers innovative patient communications and education services to the healthcare industry. Prior to starting TLContact in 2000, he served as President of Bombardier Aerospace, CAS, where he lead commercial aerospace service operations for a world leader in the design and manufacture of innovative aviation products and services for the business, regional and amphibious aircraft markets. Before Bombardier, Langshur spent 13 years with United Technologies Corporation, where he held a variety of senior management and turnaround positions at Hamilton Sundstrand, Pratt & Whitney and UTC’s corporate office.
Steven Rogers is a professor of finance and management at the Kellogg Graduate School of Management at Northwestern University, Evanston, IL. He is also a director at AMCORE Financial, Inc. (NASD:AMFI), Duquesne Light Holdings, Inc. (NYSE:DQE), S.C. Johnson & Son, Inc., and SUPERVALU, Inc. (NYSE:SVU). Rogers serves on the Finance and Audit Committees of Duquesne Light and SUPERVALU. He serves on the Finance Committee at AMCORE.
Rogers has a nationwide reputation as a speaker on business topics and was named one of the top 12 entrepreneurship professors at U.S. graduate schools by BusinessWeek. From 1989 to 1995, he was owner and president of a lighting equipment and lampshade manufacturing company, which became a Harvard Case Study. He sold the company when he joined the Northwestern faculty. His earlier business experience includes work at Cummins Engine, Consolidated Diesel, and Bain Consulting Group. Rogers is a graduate of Harvard Business School and is a member of Harvard Business School’s Visiting Committee.
Adam Metz is co-founding partner of Polaris Capital, LLC, a Chicago-based consulting and real estate investment firm. He is also a director at General Growth Properties (NYSE:GGP), a real estate investment trust (REIT) and the second-largest owner/operator of malls in the U.S., and Chiasso, a contemporary home furnishing company. At General Growth Properties, he is a member of the Audit Committee, and from 2003 to 2004 served as Chairman of the Audit Committee at AMLI, a publicly traded REIT.
Before founding Polaris, Metz was the Executive Vice President and Chief Investment Officer of Rodamco North America, which owned approximately $6.5 billion in real estate assets, primarily regional shopping malls. Prior to Rodamco, Metz was President of Urban Shopping Centers, a NYSE-listed real estate investment trust (REIT) that was purchased by Rodamco in November 2000. Prior to his position as President, Metz served as the Chief Financial Officer of Urban Shopping Centers.

About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Important Additional Information Will be Filed with the SEC
Bally plans to file with the SEC and mail to its stockholders a Proxy Statement. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC “) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
A LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S FILING ON SCHEDULE 14A WITH THE SEC ON OCTOBER 28, 2005, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.